Exhibit 23.1


                          INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Frontline Communications Corporation


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Frontline Communications Corporation on this Form S-8 of our report dated February 15, 2002, on the consolidated financial statements of Frontline Communications Corporation as of December 31, 2001 and for each of the two years in the period then ended appearing in the annual report on Form 10-KSB of Frontline Communications Corporation for the year ended December 31, 2001. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.


/s/ Goldstein Golub Kessler LLP
Goldstein Golub Kessler LLP
New York, NY

April 22, 2002